UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 14, 2008

IPC THE HOSPITALIST COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33930	No. 95-4562058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4605 Lankershim Boulevard, Suite 617

North Hollywood, California

(Address of principal executive offices, including Zip Code)

(888) 447-2362

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4)

Item 5.02—Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 14, 2008, the Board of Directors elected Dr. Francesco Federico to the Board of Directors and named him to serve on the quality committee of the Board of Directors. Dr. Federico was elected as a Class III Director and will stand for election at IPC’s 2010 annual meeting of stockholders. There are no arrangements or understandings between Dr. Federico and any other person pursuant to which he was elected as a director. In addition, there have been no transactions, since the beginning of IPC’s current fiscal year regarding Dr. Federico that are required to be disclosed under Item 404(a) of Regulation S-K. In connection with his election to the Board of Directors, Dr. Federico received an initial option to purchase 15,625 shares of our common stock in accordance with the 2007 Equity Participation Plan. Such options vests in 24 equal monthly installments and have an exercise price of $24.92, which is equal to the fair market value of our common stock on the date of grant.

On August 14, 2008, the Board of Directors elected Patrick G. Hays to the Board of Directors and named him to serve on the audit committee and governance and nominating committee of the Board of Directors. Mr. Hays was elected as a Class III Director and will stand for election at IPC’s 2010 annual meeting of stockholders. There are no arrangements or understandings between Mr. Hays and any other person pursuant to which he was elected as a director. In addition, there have been no transactions, since the beginning of IPC’s current fiscal year regarding Mr. Hays that are required to be disclosed under Item 404(a) of Regulation S-K. In connection with his election to the Board of Directors, Mr. Hays received an initial option to purchase 15,625 shares of our common stock in accordance with the 2007 Equity Participation Plan. Such options vests in 24 equal monthly installments and have an exercise price of $24.92, which is equal to the fair market value of our common stock on the date of grant.

Item 9.01—Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated August 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPC THE HOSPITALIST COMPANY, INC.

Date: August 19, 2008	By:	/s/ Adam D. Singer, M.D.
Adam D. Singer, M.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated August 15, 2008.